Exhibit 99.1

Investor Relations Contact:
Matt Duch - FD
212-850-5758
matthew.duch@fd.com

Corporate Communications Contact:
John Procter – Gibraltar Associates
202-879-5808
Press Release	jprocter@gibraltar-llc.com

NASDAQ HEARING PANEL GRANTS INSMED REQUEST FOR

CONTINUED LISTING ON THE NASDAQ STOCK MARKET

Insmed must evidence a closing bid price of $1.00 or more for at least ten consecutive business days by December 15, 2008

RICHMOND, VA., September 3, 2008 - Insmed Inc. (NASDAQ CM: INSM), a developer of follow-on biologics and biopharmaceuticals, today announced that on August 29, 2008 it received a letter from the NASDAQ Listing Qualifications Panel (‘the Panel”) informing the Company that the Panel has determined to grant the request of Insmed to remain listed on The NASDAQ Stock Market, subject to the condition that on or before December 15, 2008, Insmed must evidence a closing bid price of $1.00 or more for a minimum of ten consecutive business days.

The Panel’s determination follows a hearing held on July 31, 2008 at which the Panel considered the Company’s plan to regain compliance with NASDAQ’s minimum bid price requirement. Should the Company be unable to meet the requirements of the Panel’s decision, its securities would be subject to delisting from The NASDAQ Stock Market.

About Insmed

Insmed Inc. is a biopharmaceutical company with unique protein process development and manufacturing experience and a proprietary protein platform aimed at niche markets with unmet medical needs. For more information, please visit www.insmed.com.

Forward-Looking Statements

This release contains forward-looking statements which are made pursuant to provisions of Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that such statements in this release, including statements relating to planned clinical study design, regulatory and business strategies, plans and objectives of management and growth opportunities for existing or proposed products, constitute forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements. The risks and uncertainties include, without limitation, risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured, we may lack financial resources to complete development of product candidates, the FDA may interpret the results of studies differently than us, competing products may be more successful, demand for new pharmaceutical products may decrease, the biopharmaceutical industry may experience negative market trends, our entrance into the follow-on biologics market may be unsuccessful, our common stock could be delisted from The NASDAQ Capital Market and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. Readers are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this release or to reflect the occurrence of unanticipated events.